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                                                                    EXHIBIT 12.2

                            STEWART ENTERPRISES, INC.
                                AND SUBSIDIARIES

           CALCULATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                   (UNAUDITED)

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
                                             THREE MONTHS
                                                ENDED           YEAR ENDED
                                             JANUARY 31,        OCTOBER 31,
                                                 2005              2004
                                             ------------       -----------
Earnings from operations
  before income taxes.....................   $     18,996(2)    $    83,154(3)

Fixed charges:
  Interest charges (1)....................          6,727            33,261
  Interest portion of lease expense.......            392             1,918
                                             ------------       -----------
Total fixed charges.......................          7,119            35,179

Earnings from operations before
  income taxes and fixed charges, less
  capitalized interest....................   $     26,102(2)    $   117,933(3)
                                             ============       ===========

Pro forma ratio of earnings
  to fixed charges........................           3.67(2)           3.35(3)
                                             ============       ===========
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(1)   Includes capitalized interest expense of $13 for the three months ended
      January 31, 2005 and $400 for the year ended October 31, 2004.

(2) Includes $331 of gains on dispositions, net of impairment losses and a charge of $2,651 for the loss on early extinguishment of debt.

(3) Includes a charge of $3,435 for severance and other costs related to workforce reductions announced in December 2003 and separation payments to a former executive officer, and $564 of gains on dispositions, net of impairment losses.

---------------------
      During the periods presented, the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.